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Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority, Inc.	203-222-9013
720-475-2293

SPORTS AUTHORITY ANNOUNCES FINAL RESULTS OF LEASE ACCOUNTING REVIEW, RESTATES PRIOR PERIOD FINANCIAL STATEMENTS AND FILES FISCAL 2004 ANNUAL REPORT ON FORM 10-K
-Company Revises Guidance on Lease Accounting Impact-

        Englewood, CO April 14, 2005—The Sports Authority, Inc. (NYSE: TSA) today announced the final results of its lease accounting review and related restatement.

        As previously released on March 10, 2005, the Company determined the need to restate its announced results for fiscal 2004 and its prior year financial statements to correct its lease accounting to be consistent with generally accepted accounting principles in the United States of America ("GAAP") as clarified by the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC") on February 7, 2005, in a letter to the American Institute of Certified Public Accountants ("AICPA").

        The adjustments to its method of accounting for leases decreased diluted earnings per share by $0.01 in the fourth fiscal quarter ended January 29, 2005, in line with the Company's previously announced estimate; it reduced diluted earnings per share by $0.02 for the 2004 fiscal year, compared with the Company's previously announced estimate of $0.08. Also, the adjustments resulted in charges for the restatement of periods prior to fiscal 2004 totaling $2.0 million, net of tax, compared to the Company's previously announced estimate of $3.9 million, net of tax.

        The restatement adjustments reduced net income by $0.1 million or $0.01 per diluted share, $0.2 million or $0.01 per diluted share and $0.3 million or $0.02 per diluted share for fiscal years 2003, 2002 and 2001, respectively. The cumulative reduction to retained earnings as of the beginning of fiscal 2001 is $1.4 million.

        The restatement adjustments increased total assets by $46.8 million, $26.1 million and $14.6 million at fiscal year end 2004, 2003 and 2002 respectively, and increased total liabilities by $49.5 million, $28.0 million, and $16.5 million at fiscal year end 2004, 2003, and 2002 respectively. The restatement adjustments do not have an effect on total net cash flows during any of the periods restated, however, reclassifications to the statements of cashflows are required to reflect tenant improvement allowances received within operating activities and to exclude these amounts from capital expenditures within investing activities.

        The Company's previous fiscal 2005 guidance excluding the impact of lease accounting adjustments and option expense remains unchanged at $1.90 to $1.95 per diluted share. The revised estimated impact of the lease accounting corrections on fiscal 2005 is a reduction of diluted earnings per share of $0.03 to $0.05 as compared to the previously estimated reductions of $0.08 to $0.10. Given the SEC's recent decision to delay the compliance date of Financial Accounting Standards Board Statement No. 123R, the Company's previously provided estimate of $0.02 to $0.04 related to option expense will now have no impact on earnings for 2005. Therefore, the Company's fiscal 2005 guidance including the impact of lease accounting adjustments is $1.85 to $1.92 per diluted share. All 2005 results will be compared to the restated 2004 amounts.

        The Company's previous first quarter of 2005 guidance excluding the impact of lease accounting adjustments remains unchanged at $0.25 to $0.27 per diluted share. The revised estimated impact of the lease accounting corrections on the first quarter of 2005 is a reduction of diluted earnings per share of $0.01 as compared to the previously estimated reduction of $0.02 to $0.03. Therefore, the Company's 2005 first quarter fiscal guidance including the impact of lease accounting adjustments is $0.24 to $0.26 per diluted share.

        The Company's adjustments to its lease accounting policies and the related impacts to historical periods are more fully described in its amended Annual Report on Form 10-K/A for the fiscal year ended January 31, 2004 and the amended quarterly reports for each of the first three quarters of fiscal 2004, all of which were filed today with the Securities and Exchange Commission and include restated historical financial information. In addition, today the Company filed its Annual Report on Form 10-K for the fiscal year ended January 29, 2005, with the Securities and Exchange Commission.

        To supplement our Fiscal 2005 guidance presented on a basis in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we have disclosed additional non-GAAP measures of projected earnings per share adjusted to exclude the lease accounting impact to enhance an overall understanding of our projected financial performance. These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

        The Sports Authority, headquartered in Englewood, CO, is one of the nation's largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of January 29, 2005, The Sports Authority operated 392 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman's® names. The Company's e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates "The Sports Authority" stores in Japan under a licensing agreement.

        This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart's and The Sports Authority's filings with the Securities and Exchange Commission. Those risks include, among other things, rapidly changing accounting rules, regulations and interpretations, the competitive environment in the sporting goods industry in general and in the specific market areas of the Company, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies' specific market areas and unseasonable weather. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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  Exhibit 99.1